BELLAVISTA CAPITAL, INC. REDEMPTION POLICY
                           EFFECTIVE OCTOBER 29, 2004

Effective as of October 29, 2004, the following is the policy adopted by the Board of Directors of BellaVista Capital, Inc. (the "Company") with respect to repurchase of shares of stock by the Company.

General Principles

The Board of Directors seeks to implement a policy for the repurchase of stock by the Company that is prudent and fair, and which is consistent with the best interests of the Company and the law.

The Board of Directors is committed to implementing a stock repurchase policy that attempts to provide shareholders with some measure of potential liquidity, while not depriving the Company of funds for the ongoing conduct of the Company's business in the best interests of all shareholders, with the understanding that shareholders do not have any vested right to require the Company to repurchase shares. The policy must be and is subject to modification or termination by the Board of Directors, in its full discretion, when deemed to be in the best interests of the Company or as may be required by law.

Since the business of the Company is to invest funds in real estate construction loans, and the Company makes commitments to fund loans based on capital expectancies, repurchase of shares is always subject to the availability of funds designated by the Board of Directors for repurchase. The Company may not be able to honor repurchase requests within the time that a shareholder may desire. The Company will not sell or otherwise liquidate any portion of its loan portfolio to fund a repurchase request.

Repurchase Plan

Cash Available for Redemption

The Company will make available for stock repurchases such amount as is determined by the Board of Directors as appropriate for the Repurchase Period.

Repurchase Dates

Repurchases, to the extent that the Board deems them appropriate, are expected to be made twice per calendar year, typically on or around the last day of May and the last day of November of each year (each a "Repurchase Date").

Procedures for Repurchase Request

Notice By Company

In order to assure that the all transactions comply with applicable securities laws, repurchases will be effected by means of tender offers filed with the Securities and Exchange Commission and made on terms which satisfy the requirements under Sections 14(d) and 14(e) of the Securities Exchange Act of 1934. Approximately thirty (30) days, but not less than 20 business days, before any Repurchase Date, the Company will provide to all shareholders of the Company, a written notice (the "Notice") of its offer to repurchase shares, specifying the following: (a) the expected Repurchase Date (the expiration date


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of the tender offer), (b) the price per share at which the Company is offering to repurchase shares of stock, (c) the maximum number of shares the Company will repurchase on the relevant Repurchase Date, based on the total amount of capital available to purchase shares at the Repurchase Price (the "Available Fund"), and
(d) the other terms related to the proposed repurchase and disclosures required by applicable tender offer rules. The Company will also provide shareholders with a form that shall be used in connection with the tender of shares by those who elect to seek the repurchase of their shares.

Repurchase Price

Repurchases shall be at the price per share (the "Repurchase Price") specified by the Board of Directors in the Notice.

Repurchase Request

Except as otherwise provided herein or in the Notice, any shareholder of record as of the date of the Notice shall be entitled to tender for repurchase some or all of his shares of stock ("Repurchase Request"), on the form provided by the Company with the Notice, which shall constitute a tender of the shares designated by the shareholder for sale as of the Repurchase Date at the Repurchase Price. The Repurchase Request must be submitted to the Company in writing and on the form provided by the Company, so that it is received by the Repurchase Date, at which time the offer will expire. Shares which are tendered for repurchase may be withdrawn at any time prior to the Repurchase Date, and any shares so withdrawn and not thereafter tendered prior to the Repurchase Date will not be repurchased or included in any calculation of repurchased shares.

Action By Company on Repurchase Requests

After the Repurchase Date, the Company shall determine the amount of shares for which a valid Repurchase Request has been submitted, and shall then determine if the total amount to be paid to repurchase those shares indicated on the Repurchase Request is equal to or less than the Available Fund. To the extent that the total amount is less than or equal to the Available Fund, then the Company shall promptly pay in full each Repurchase Request. To the extent that the total amount is more than the Available Fund, the Company shall, as required under applicable law governing tender offers, purchase a prorated number of shares from each of shareholders with valid Repurchase Requests, based on the Available Fund and the number of shares contained in the Repurchase Requests. The Company reserves the right, but will not have any obligation, to amend its offer to repurchase shares to increase the Available Fund and thus increase the number of shares it is willing to repurchase. No priority shall be given to any timely Repurchase Request over another based on when the Repurchase Request was made so long as it was made prior to the Repurchase Date.

Changes

Notwithstanding anything to the contrary contained herein, this policy shall not create any repurchase obligation on the part of the Company unless and until a formal repurchase offer is made by the Company and distributed to the shareholders, and this policy shall be subject to change at any time by the Company.




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